Exhibit 10.1

Execution Version

Confidential

Credit Facility Agreement

dated August 02, 2016

by and between

Foundation Medicine, Inc.

150 Second St, Cambridge, MA 02141, United States of America

(FMI or Borrower)

and

Roche Finance Ltd

Grenzacherstrasse 122, 4058 Basel, Switzerland

(Roche Finance or Lender)

(the Borrower and the Lender, collectively the Parties)

Table of Contents

1.	Definitions		7
2.	Interpretation		20
3.	Facility		21
	3.1	Facility	21
	3.2	First Tranche	21
	3.3	Second Tranche	21
4.	Purpose		22
5.	Conditions of Utilisation		22
	5.1	Initial conditions precedent	22
	5.2	Conditions precedent to Second Tranche	22
	5.3	Further conditions precedent	22
6.	Utilisation		23
	6.1	Delivery of a Utilisation Request	23
	6.2	Completion of a Utilisation Request	23
	6.3	Currency and amount	23
	6.4	Cancellation of Commitment	23
7.	Repayment		23
8.	Prepayment and Cancellation		24
	8.1	Voluntary prepayments	24
	8.2	Mandatory prepayments	25
	8.3	Voluntary cancellations	25
9.	Commitment Fee and Interest		25
	9.1	Commitment fee	25
	9.2	Calculation of interest	26
	9.3	Payment of interest	26
	9.4	Default interest	26
10.	Security interest		26
11.	Tax gross-up and indemnity		27
	11.1	Tax gross-up	27
	11.2	Tax indemnity	28
12.	Other Indemnities		29
	12.1	Currency indemnity	29
	12.2	Other Indemnities	29
13.	Costs and Expenses		30
	13.1	Transaction expenses	30
	13.2	Amendment costs	30
	13.3	Enforcement costs	30
14.	Representations		31
	14.1	Subsidiaries and investments	31
	14.2	Status	31
	14.3	Binding obligations	31

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	14.4	Non-conflict with other obligations	31
	14.5	Power and authority	32
	14.6	Validity and admissibility in evidence	32
	14.7	Governing law and enforcement	32
	14.8	Deduction of Tax	33
	14.9	No filing or stamp taxes	33
	14.10	No default	33
	14.11	Compliance with laws	33
	14.12	No misleading information	33
	14.13	No proceedings pending or threatened	34
	14.14	Financial statements	34
	14.15	Security interest	34
	14.16	Times when representations made	35
15.	Information undertakings		35
	15.1	Monthly financial statements	35
	15.2	Annual operating budget, financial projections	35
	15.3	Long Range Plan	35
	15.4	Annual audited financial statements	36
	15.5	Quarterly compliance certificate	36
	15.6	Information requests	36
	15.7	Legal action notice	36
	15.8	Notification of Event of Default	36
16.	Financial covenants		37
	16.1	Minimum cash	37
17.	General undertakings		37
	17.1	Authorisations	37
	17.2	Compliance with laws	37
	17.3	Disposals	37
	17.4	Acquisitions, mergers and joint ventures	38
	17.5	Protection of Intellectual Property	38
	17.6	Litigation cooperation	39
	17.7	Formation or acquisition of Subsidiaries	39
	17.8	Change of business	39
	17.9	Authorisations	39
	17.10	Financial Indebtedness	40
	17.11	Loans or credits	40
	17.12	Capital Expenditure	40
	17.13	Limitations of dividend payments by the Borrower	40
	17.14	No limitation on dividend payments to Borrower	41
	17.15	Negative pledge	41
	17.16	Guarantees	41
	17.17	Senior ranking	41
	17.18	Tax residency	41

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	17.19	Financial statements	41
	17.20	No speculative transactions	41
18.	Events of Default		42
	18.1	Non-payment	42
	18.2	Financial covenants	42
	18.3	Other obligations	42
	18.4	Misrepresentation	42
	18.5	Cross default	42
	18.6	Insolvency	43
	18.7	Insolvency proceedings	43
	18.8	Creditors’ process	44
	18.9	Judgments and penalties	44
	18.10	Invalidity or Unenforceability of Finance Documents	45
	18.11	Repudiation	45
	18.12	Audit qualification	45
	18.13	Change of Control	45
	18.14	Material adverse change	45
	18.15	Acceleration	45
19.	Partial payments		46
20.	Business Days		46
21.	Set-off		46
22.	Notices		47
23.	Severability		48
24.	Remedies and waivers		48
25.	Transfer		48
26.	Amendments and waivers		49
27.	Confidentiality		49
28.	Governing Law		49
29.	Jurisdiction		49
30.	Service of Process		49

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Schedules

Number	Name of Schedules
1	Conditions precedent
2	Utilisation Request
3	Group structure
4	Compliance Certificate

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This credit facility agreement is dated as of August 02, 2016, and made between:

1.	Foundation Medicine, Inc., 150 Second St, Cambridge, MA 02141, United States of America, a corporation incorporated and organised under the laws of the State of Delaware, United States of America, registered with the Secretary of State of the State of Delaware (FMI or Borrower); and

2.	Roche Finance Ltd, Grenzacherstrasse 122, 4058 Basel, Switzerland, a corporation (Aktiengesellschaft) incorporated and organised under the laws of Switzerland, registered with the Commercial Register of the Canton of Basle-City under registration no. CHE-103.000.037 (Roche Finance or Lender).

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Section 1

Definitions and Interpretation

1.	Definitions

In this Agreement:

Accounting Standards means:

a)	regarding consolidated financial statements of the FMI Group: United States generally accepted accounting principles as amended from time to time; and

b)	regarding the stand-alone financial statements of the Borrower: United States generally accepted accounting principles as amended from time to time.

Adjusted Revenue means total revenue less revenue recorded under the Ex-US Commercialization Agreement.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company except (i) for the other party hereto and its respective Affiliates, and (ii) as regards the Lender neither Chugai Pharmaceutical Co., Ltd. nor any of its Subsidiaries shall be considered an Affiliate of the Lender for purposes of this Agreement (unless the Lender elects, in a written notice delivered to the Borrower, to have any such person considered an Affiliate of the Lender).

Agreement means this USD 100,000,000 credit facility agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, between FMI as Borrower and Roche Finance as Lender as well as any other person becoming a Party hereto.

Annual Operating Plan means the Borrower’s annual operating plan as approved by the Borrower’s board of directors and any amendments, supplements or modifications thereof approved by Borrower’s board of directors.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means the Commitment minus:

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a)	the Loan Amount of any outstanding Loans; and

b)	in relation to a requested Loan the Loan Amount of any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Basel, Switzerland, New York, NY, and Cambridge, MA, United States of America.

Cash Equivalents means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

Change of Control means (a) the Borrower’s merger into or consolidation with any other corporation or other entity, or (b) any other corporate reorganization, in each case, which causes the Lender and its Affiliates to own, immediately after such transaction, securities representing less than fifty percent (50%) plus one (1) share of the voting power of the corporation or other entity surviving such transaction.

Clause means any Clause of this Agreement.

CO means the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht, OR) of March 30, 1911, as amended from time to time (SR 220).

Collateral shall have the meaning ascribed to such term in the Guarantee and Security Agreement.

Commitment means in relation to the Lender its commitment to make available the Facility, during the Drawdown Period, subject to the conditions precedent to each Tranche and to the extent not cancelled or terminated.

Copyrights means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

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Default means an Event of Default or any event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Drawdown Period means the period from and including the date of this Agreement to and including August 02, 2019.

Event of Default means any event or circumstance specified as such in Clause 18 (Events of Default).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Foreign Subsidiary means any person (a) that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code of 1986, as amended, (b) that is a Subsidiary of such a “controlled foreign corporation,” or (c) substantially all of the assets of which are equity interests in such a “controlled foreign corporation”.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) in the case of any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document, any Taxes attributable to the failure of such Lender to deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, and (d) any U.S. federal withholding Taxes imposed under FATCA.

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FATCA means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered in connection therewith, and any agreement entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986, as amended.

Facility means the USD credit facility as described in Clause 3 (Facility), consisting of the First Tranche and the Second Tranche.

FMI Group means FMI and all its Subsidiaries from time to time.

Final Maturity Date means August 02, 2024.

Finance Documents means:

a)	this Agreement;

b)	any Utilisation Request;

c)	the Security Agreements;

d)	any written waiver or amendment relating to any of the foregoing documents, including any waiver granted by the Lender; and

e)	any other document mutually designated as such by the Lender and the Borrower.

Financial Indebtedness means, without duplication, all obligations of the Borrower or any of its Subsidiaries for any:

a)	liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or in exchange of indebtedness for borrowed money;

b)	obligations evidenced by notes, bonds, debentures or other similar instruments;

c)	obligations for amounts (drawn or undrawn) under bankers’ acceptances, letters of credit or other financial guarantees;

d)	obligations for the deferred purchase price of property or services (excluding any ordinary trade payables incurred in the ordinary course of business);

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e)	obligations as lessee under leases that are required to be recorded as capital leases in accordance with generally accepted accounting principles in the United States consistently applied (excluding real estate leases to the extent that such leases are not currently included under the definition of capital leases but would be required to be included on the Borrower’s consolidated balance sheet solely as a result of the application of proposed Accounting Standard;

f)	outstanding obligations under any swap or hedge agreements; and

g)	guarantees and other contingent obligations in respect of the liabilities or obligations of any other person for any of the items described in the foregoing clauses (a) through (f).

FMI Group means the Borrower and all its Subsidiaries from time to time.

German Share Pledge Agreement means the German law governed share pledge agreement to be entered into between the Borrower as pledgor and the Lender as pledgee in relation to the pledge of 65% of the shares in FMI Germany GmbH.

Governmental Approval means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

Grantor shall have the meaning ascribed to such term in the Guarantee and Security Agreement.

Guarantor shall have the meaning ascribed to such term in the Guarantee and Security Agreement.

Guarantee and Security Agreement means the guarantee and security agreement to be entered into between the Borrower as Grantor, each of the Borrowers Subsidiaries other than Excluded Foreign Subsidiaries and Foundation Medicine Securities Corporation) as Guarantors and Grantors and the Lender as Secured Party.

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Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary¸ except as regards the Lender in respect of the Borrower.

Intellectual Property means:

a)	any and all Copyrights, Trademarks and Patents;

b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

c)	any and all source codes;

d)	any and all design rights;

e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

Interest Period has the meaning set forth in Clause 9 (Commitment Fee and Interest).

Interest Rate has the meaning set forth in Clause 9 (Commitment Fee and Interest).

Lender means:

a)	Roche Finance as original Lender; and

b)	any bank, financial institution, trust, fund or other entity which has become a transferee or assignee of Lender’s interest hereunder in accordance with Clause 25 (Transfer),

and in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means a loan made or to be made under the Facility.

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Loan Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan.

Long Range Plan means the long range plan of the Borrower as delivered to Borrower’s board of directors and any amendments, supplements or modifications thereto approved by the Borrower’s board of directors.

Mandatory Prepayment has the meaning as described in Clause 8.2 (Mandatory prepayments)

Material Adverse Effect means a material adverse effect on:

a)	the business, operations, property, condition (financial or otherwise) of the Borrower and the FMI Group taken as a whole;

b)	the ability of the Borrower to meet its payment obligations under the Finance Documents when due; or

c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any Finance Document;

provided, however, that none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect: (i) any natural disaster or pandemic or any acts of terrorism or war occurring after the date hereof and involving the United States, or (ii) any change in laws or Accounting Standards, or (iii) any major adverse change involving payment for or reimbursement of the Borrower’s current or future products by any government payor; provided, further, that with respect to a matter described in any of clauses (i) to (iii), such event, change, occurrence or effect shall constitute or be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the Borrower and the FMI Group taken as a whole (in which case the incremental disproportionate effect or effects shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred).

Material FMI Group Company means Borrower, Foundation Medicine Securities Corporation, a Delaware corporation, and FMI Germany GmbH, a corporation incorporated and organized under the laws of Germany.

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Obligation means any obligation of the Borrower to pay when due any debts, principal, interest, fees, expenses, and other amounts the Borrower owes to the Lender now or later, whether under this Agreement or any other Financial Document.

Original Financial Statements means the audited financial statements regarding the Borrower and the FMI Group as of December 31, 2015.

Other Connection Taxes means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections specifically arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction (including enforcement activities) pursuant to any Finance Document, or specifically arising from the sale or assignment of an interest in any Loan or Finance Document).

Party means a party to this Agreement.

Patents means all patents and pending patent applications including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

Permitted Acquisitions means any acquisitions of shares or a business undertaking by the Borrower, with an aggregate consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability in any such acquired companies or businesses not exceeding, during the term of this Agreement, USD 20,000,000 (or its equivalent).

Permitted Disposal means:

a)	any Permitted Security;

b)	sales of inventory in the ordinary course of business;

c)	sales of worn-out, obsolete, unusable or redundant equipment;

d)	licenses granted by the Borrower in the ordinary course of business consistent with past practice; and

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e)	other dispositions where the consideration payable (including seller financing, assigned indebtedness and potential contingent or royalty payments) does not exceed, in the aggregate, USD 15,000,000 during the term of this Agreement.

Permitted Financial Indebtedness means:

a)	Financial Indebtedness under the Finance Documents;

b)	Any indebtedness for borrowed money among the Borrower and its Subsidiaries, or among the Borrower’s Subsidiaries, incurred in the ordinary course of business consistent with past practice;

c)	Letters of credit used to secure obligations under equipment and real estate leases;

d)	Purchase money indebtedness incurred for financing the acquisition of equipment and capital leases;

e)	Indebtedness of any Person existing at the time such Person is acquired by, merged into or consolidated with Borrower or a Subsidiary or becomes a Subsidiary to the extent that such Financial Indebtedness is not created in anticipation of such acquisition;

f)	Indebtedness consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designed to protect Borrower or its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices;

g)	reimbursement obligations under corporate credit cards incurred in the ordinary course of business;

h)	To the extent consisting Financial Indebtedness, indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

i)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

j)	Indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of the Borrower and its Subsidiaries as support for, among other things, their contracts with customers, whether such Indebtedness is owing directly or indirectly by the Borrower or its Subsidiaries.

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Permitted Investments means:

a)	Existing subsidiaries;

b)	Subsidiaries formed or acquired after the date hereof;

c)	Equity investment by Borrower in COTA, Inc. consisting of Series B Preferred Shares; and

d)	Investments in short term cash and Cash Equivalents in the ordinary course of business.

Permitted Security means

a)	any Security under the Security Agreements;

b)	Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Borrower’s balance sheet in accordance with GAAP;

c)	landlord’s, carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s or other similar liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

d)	Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, the in the aggregate, are not material in amount;

e)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto;

f)	Liens imposed by requirements of law or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

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g)	judgment liens that do not constitute an Event of Default under this Agreement;

h)	deposits and letters of credit made in the ordinary course of business to secure liability for premiums to insurance carriers and to secure financial obligations to lessors under equipment and property leases;

i)	Liens securing capital leases or purchase money financing;

j)	bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash, cash equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by Borrower or a member of the FMI Group, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect solely to cash management and operating account management or arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

k)	any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of its business and covering only the assets so leased or licensed;

l)	liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past practices;

m)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

n)	liens on property of a person existing at the time such person is acquired by, merged into or consolidated with Borrower or a member of the FMI Group or becomes a Subsidiary of Borrower or a member of the FMI Group or acquired by Borrower or a member of the FMI Group; provided that (i) such liens were not created in contemplation of such acquisition, merger, consolidation or investment, (ii) such liens do not extend to any assets other than those of such person;

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o)	licenses of the assets of Borrower or a member of the FMI Group granted in the ordinary course of business consistent with past practices;

p)	liens attaching solely to cash earnest money deposits or retainers delivered in connection with a an acquisition of property or the performance of services not otherwise prohibited hereunder; and

q)	the replacement, extension or renewal of any Lien permitted by clauses (a) through (q) above upon or in the same property previously subject thereto or the replacement, extension or renewal of the indebtedness secured thereby, so long as such liens do not encumber any property other than the property subject thereto.

Prepayment Fee means

a)	during the Drawdown Period: 4% (four percent) on the prepaid amount;

b)	within 24 months after the end of the Drawdown Period: 3% (three per cent) on the prepaid amount;

c)	24 months to 36 months after the end of the Drawdown Period: 2% (two per cent) on the prepaid amount; and

d)	36 months to 48 months after the end of the Drawdown Period: 1% (one per cent) on the prepaid amount; and

e)	48 months to 60 months after the end of the Drawdown Period: 0% (zero per cent) on the prepaid amount.

SEC means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

Second Tranche Milestone means (a) $150 million of trailing 12 month Adjusted Revenue or (b) (i) $130 million of trailing 12 month Adjusted Revenue and (ii) at any time prior to end of such 12 month period the approval by the U.S. Food and Drug Administration (FDA) of Borrower’s FoundationOne comprehensive genomic profiling assay, and issuance by the Centers for Medicare Services (CMS) of a national coverage decision for such assay concurrently in accordance with the FDA/CMS Parallel Review Program.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

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Security Agreements means:

a)	the Guarantee and Security Agreement;

b)	the German Share Pledge Agreement; and

c)	the Security Documents.

Security Documents shall have the meaning ascribed to such term in the Guarantee and Security Agreement.

Subsidiary means at the relevant time of determination, an entity of which a person (i) has direct or indirect control or (ii) owns directly or indirectly more than 50 (fifty) per cent of the voting rights or similar right of ownership or which needs to be consolidated in group-wide financial statements pursuant to the Accounting Standards, except as regards the Borrower in respect of the Lender; and “control” for the purpose of this definition means the direct or indirect power to direct the management and the policies of the entity whether through the ownership of voting rights, direct or indirect representation on the board or the senior management of the entity, by contract or otherwise.

Swiss Withholding Tax means any withholding tax levied in accordance with the Swiss Federal Anticipatory Tax Act of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Sharing Agreement means the tax sharing agreement, dated as of January 11, 2015, by and between Borrower and Roche Holdings, Inc.

Total Commitment means the aggregate of the Commitment, being USD 100,000,000 at the date of this Agreement and consisting of the First Tranche and the Second Tranche.

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Trademark means any trademark, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Tranche means the First Tranche and the Second Tranche.

UCC means the Uniform Commercial Code, as adopted in the Commonwealth of Massachusetts, United States of America, as amended from time to time.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

USD or $ means the lawful currency for the time being of the United States of America.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

2.	Interpretation

a)	Unless a contrary indication appears, any reference in this Agreement to:

i)	“assets” includes present and, if relevant, future properties, revenues and rights of every description;

ii)	a Finance Document, or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, extended, restated, amended and restated, supplemented, novated or otherwise modified from time to time;

iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

iv)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

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v)	a “regulation” includes any regulation, rule or official directive of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

vi)	a provision of law is a reference to that provision as amended or re-enacted; and

vii)	a time of day is a reference to Zurich time.

b)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

c)	A Default or an Event of Default is “continuing” if it has not been cured or waived.

3.	Facility

3.1	Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a USD credit facility in an aggregate amount not to exceed the Total Commitment.

3.2	First Tranche

Subject to the initial conditions precedent listed in Schedule 1 Part 1 (Initial conditions precedent), the Lender makes available to the Borrower a USD credit facility in an aggregate amount not to exceed USD 80,000,000 (the First Tranche).

3.3	Second Tranche

Subject to the conditions precedent listed in Schedule 1 Part 2 (Conditions precedent for the Second Tranche), the Lender makes available to the Borrower a USD credit facility in an aggregate amount not to exceed USD 20,000,000 (the Second Tranche).

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4.	Purpose

The Borrower shall apply the amounts borrowed under the Facility towards product development and commercialization, corporate development and working capital management, in each instance in accordance with (i) the Annual Operating Plan or (ii) as otherwise previously agreed upon with the Lender.

5.	Conditions of Utilisation

5.1	Initial conditions precedent

The Lender shall not be required to make a Loan under the First Tranche unless the Lender has received all of the documents and other evidence listed on Schedule 1, Part 1, in form and substance satisfactory to the Lender.

5.2	Conditions precedent to Second Tranche

The Lender shall not be required to make a Loan under the Second Tranche unless the Lender has received all of the documents and other evidence listed on Schedule 1, Part 2, in form and substance satisfactory to the Lender, whereby such documents and evidence shall be delivered at least 10 (ten) Business Days prior to delivery of a Utilisation Request with respect to the Second Tranche.

5.3	Further conditions precedent

Subject to Clause 5.1 (Initial conditions precedent) and Clause 5.2 (Conditions precedent to Second Tranche), in each case, as applicable, the Lender will only be obliged to make available any Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	no Default is continuing or would result from the proposed Loan;

b)	the representations made by the Borrower in accordance with Clause 14 (Representations) are true; and

c)	the Drawdown Period has not expired.

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6.	Utilisation

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility at any time during the Drawdown Period by delivery to the Lender of a duly completed Utilisation Request by no later than 11:00 a.m. CET 3 (three) Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request

a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

i)	the proposed Utilisation Date is a Business Day within the Drawdown Period;

ii)	the Loan Amount requested, together with the outstanding Loans does not exceed the unutilised and uncancelled amount of the Facility; and

iii)	the currency and amount of the proposed Loan comply with Clause 6.3 (Currency and amount).

b)	Only one Loan may be requested in each Utilisation Request.

6.3	Currency and amount

a)	The currency specified in a Utilisation Request must be USD.

b)	The amount of the proposed Loan must be an amount which is not more than the unutilised and uncancelled amount of the Facility and which is a minimum of USD 10,000,000 or, if higher, an integral multiple of USD 5,000,000.

6.4	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Drawdown Period.

7.	Repayment

a)	Subject to Clause 8.2 (Mandatory prepayments) and Clause 18.15 (Acceleration), the Borrower shall have no obligation to repay any portion

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of any outstanding Loan during the Drawdown Period. After the expiration of the Drawdown Period, the Borrower shall repay the Loan Amount of any outstanding Loans through 20 equal instalments, payable in arrears on the last day of each successive period of three months starting on the last day of the Drawdown Period, calculated to provide for the complete repayment of the aggregate outstanding Loan Amounts as of the Final Maturity Date.

b)	At Final Maturity Date any Unpaid Sum shall be paid in full.

8.	Prepayment and Cancellation

8.1	Voluntary prepayments

a)	The Borrower may, subject to not less than 5 (five) Business Days’ prior notice to the Lender, prepay any Loan in amounts of not less than USD 10,000,000 or, if higher, an integral multiple of USD 5,000,000 or, if less, the remaining outstanding amount thereunder, or in case of smaller amounts, as agreed upon with the Lender.

b)	A Loan may be prepaid at any time prior to the Final Maturity Date.

c)	In case of a voluntary prepayment, Borrower shall pay a Prepayment Fee.

d)	Such voluntary prepayments shall be applied to the outstanding Loan Amounts.

e)	Any notice of prepayment of a Loan given by the Borrower under this Clause 8.1 (Voluntary prepayments) shall be irrevocable and shall specify the amount of that prepayment and the date or dates upon which the relevant prepayment is to be made; provided, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or another specified event, or is otherwise conditioned upon the occurrence of an event, such notice of prepayment may be revoked if the financing is not consummated or such other specified event (as the case may be) has not occurred.

f)	The Borrower may not re-borrow any part of the Facility voluntarily prepaid or cancelled.

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8.2	Mandatory prepayments

a)	If one of the following events occurs, the Borrower shall make mandatory prepayments (each a Mandatory Prepayment) towards the Loans then outstanding within the periods and to the extent specified below:

i)	upon a refinancing of all or any part of the Facility, the Borrower shall promptly repay all amounts outstanding under this Agreement in full and the Facility shall be cancelled;

ii)	within 10 (ten) Business Days upon notification that it has become unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, the Borrower shall repay all amounts outstanding under this Agreement in full and the Facility shall be cancelled. The Lender shall promptly notify the Borrower upon becoming aware of that event.

b)	Such mandatory prepayments are to be applied to the outstanding Loan Amounts.

c)	Conditions of mandatory prepayments are:

i)	any mandatory prepayment shall be made together with any Unpaid Sum; and

ii)	the Borrower may not re-borrow any part of the Facility mandatorily prepaid.

8.3	Voluntary cancellations

The Borrower may, if it gives the Lender not less than 5 (five) Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000 or, if higher, an integral multiple of USD 5,000,000) of the Available Commitment. Any cancellation under this Clause 8.3 (Voluntary cancellations) shall reduce the Commitment of the Lender under the Facility.

9.	Commitment Fee and Interest

9.1	Commitment fee

The Borrower shall pay a commitment fee of 0.3% (zero point three per cent) p.a. on the Available Commitment until the end of the Drawdown Period. Such fee is payable in arrears on the last day of each successive period of three months starting from the date of this Agreement.

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9.2	Calculation of interest

The rate of interest on each Loan for each Interest Period is 5% (five per cent) p.a. (the Interest Rate) and shall be calculated on an actual|360-basis, i.e., the actual number of days elapsed per month against a 360 days-year.

9.3	Payment of interest

The Borrower shall pay accrued but unpaid interest on the Loan Amount of any outstanding Loans in arrears on the last day of each successive period of three months starting from the date of this Agreement (each three months being an Interest Period).

9.4	Default interest

Upon the occurrence and during the continuance of an Event of Default pursuant to Clause 18.1 (Non-payment), Clause 18.6 (Insolvency), Clause 18.7 (Insolvency proceedings) or Clause 18.8 (Creditors’ process), the Interest Rate shall automatically be increased by 5% (five per cent) p.a.

10.	Security interest

a)	To secure the payment and performance in full of all of the Obligations, the Borrower shall

i)	grant to the Lender a continuing unencumbered Security interest in all tangible and intangible property, including, but not limited to, shares of Subsidiaries, Intellectual Property, insurance, trade and intercompany receivables, inventory and equipment and contract rights, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof; and

ii)	cause each of its Subsidiaries (other than Excluded Foreign Subsidiaries and Foundation Medicine Securities Corporation) to guarantee in full all of the Obligations and to secure its guarantee thereof by granting to the Lender a continuing unencumbered Security interest in all tangible and intangible property, including, but not limited to, shares of Subsidiaries, Intellectual Property, insurance, trade and intercompany receivables, inventory and equipment and contract rights, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

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b)	In particular, the Borrower shall, and the Borrower shall ensure that each of its Subsidiaries (other than Excluded Foreign Subsidiaries and Foundation Medicine Securities Corporation) will, grant to the Lender the Securities under the Security Agreements.

c)	Notwithstanding the foregoing or anything to the contrary any Finance Documents, (i) no more than 65% of the equity interests of an Excluded Foreign Subsidiary shall be pledged or similarly hypothecated to guarantee or support any obligation of the Borrower, (ii) no Excluded Foreign Subsidiary shall guarantee any obligation of the Borrower and (iii) no security or similar interest shall be granted in the assets of any Excluded Foreign Subsidiary, which security or similar interest guarantees or supports any obligation of the Borrower. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this paragraph shall be void ab initio.

d)	Such Security interest, including without limitations its potential exercise and enforcement, is created notwithstanding and taking precedence over any other agreement between the Parties and their respective Affiliates.

11.	Tax gross-up and indemnity

11.1	Tax gross-up

a)	The Borrower shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

b)	If (i) a Tax Deduction is required by law to be made by the Borrower and (ii) the underlying Tax is not an Excluded Tax, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no such Tax Deduction had been required.

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c)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

d)	Within 30 (thirty) calendar days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

e)	If and to the extent that any payment becomes subject to any Tax Deduction, the Lender and the Borrower shall cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authorities) to the extent possible and necessary for the Borrower to obtain authorisation to make interest payments without them being subject to Tax Deduction or to them being subject to the lowest possible Tax Deduction and to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded. In the event the Tax Deduction is refunded to the Lender by any competent tax authorities, the Lender shall forward, after deduction of any related costs, such amount to the Borrower.

11.2	Tax indemnity

a)	The Borrower shall, within 3 (three) Business Days of demand by the Lender, pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

b)	Paragraph (a) above shall not apply:

i)	to any Excluded Taxes; or

ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.1 (Tax gross-up).

c)	The Lender intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

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12.	Other Indemnities

12.1	Currency indemnity

a)	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

i)	making or filing a claim or proof against the Borrower; or

ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Borrower,

the Borrower shall as an independent obligation, within 10 (ten) Business Days of demand, indemnify the Lender against any documented out-of-pocket cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other Indemnities

The Borrower shall within 10 (ten) Business Days of demand, indemnify the Lender against any reasonable documented out-of-pocket cost, loss or liability incurred by the Lender that results from:

a)	the occurrence of any Event of Default;

b)	a failure by a Borrower to pay any amount due under a Finance Document on its due date;

c)	the exercise of any rights and|or remedies of the Lender under this Agreement (other than by reason of default or negligence by the Lender); or

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d)	funding, or making arrangements to fund a Loan requested by the Borrower in a Utilisation Request, but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender).

This Section 12.2 shall not apply with respect to Taxes other than Taxes that represent losses, damages, etc. arising from any non-Tax claim or any losses.

13.	Costs and Expenses

13.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all documented out-of-pocket costs and external expenses (including documented legal fees up to USD 150,000 (One Hundred Fifty Thousand Dollars)) reasonably incurred for services rendered by third parties in connection with the negotiation, preparation, printing and execution of:

a)	this Agreement and any other documents referred to in this Agreement; and

b)	any other Finance Documents executed after the date of this Agreement.

13.2	Amendment costs

If a Borrower requests an amendment, waiver or consent, the Borrower shall, promptly on demand, reimburse the Lender for the amount of all documented out-of-pocket costs and external expenses (including documented out-of-pocket legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

13.3	Enforcement costs

The Borrower shall, within 10 (ten) Business Days of demand, pay to the Lender the amount of all documented out-of-pocket costs and expenses (including documented out-of-pocket legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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14.	Representations

The Borrower makes the representations and warranties set out in this Clause 14 (Representations) to the Lender at the times specified in Clause 14.16 (Times when representations made).

14.1	Subsidiaries and investments

Borrower does not own stock, partnership, or other ownership interest except for Permitted Investments.

14.2	Status

a)	It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

b)	It is resident outside Switzerland for Swiss Withholding Tax purposes.

c)	It and each of its Subsidiaries has the power to own or lease its assets and carry on its business as it is being conducted.

d)	The Group Structure Chart contained in Schedule 3 (Group Structure Chart) is true and accurate as of the date of this Agreement.

14.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding obligations, enforceable against it in accordance with the terms of such Finance Document, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

14.4	Non-conflict with other obligations

The entry into, and performance by Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict in any material respect with:

a)	any material law or regulation applicable to Borrower;

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b)	its or any of Borrower’s Subsidiaries’ constitutional documents; or

c)	any material agreement or instrument binding upon Borrower, any member of the FMI Group or any of its or any member of the FMI Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

14.5	Power and authority

Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.6	Validity and admissibility in evidence

a)	All Authorisations required:

i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the FMI Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has had or would reasonably be expected to have a Material Adverse Effect.

14.7	Governing law and enforcement

a)	The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation and|or in Switzerland.

b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation and|or in Switzerland.

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14.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

14.9	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.10	No default

a)	No Event of Default exists or would reasonably be expected to result from the funding of a Loan pursuant to any Utilisation Request.

b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the FMI Group to which its (or any FMI Group member’s) assets are subject which would reasonably be expected to result in a Material Adverse Effect.

14.11	Compliance with laws

The Borrower (and any member of the FMI Group) is in compliance with all laws, including, without limitation, environmental laws, to which it is subject, except, in each case, for any non-compliance that has not or would not reasonably expected to have a Material Adverse Effect.

14.12	No misleading information

Any information provided by the Borrower (or any member of the FMI Group) to the Lender for the purposes of evaluating the entry into any Finance Document or in connection therewith was true and accurate in all material respects as at the date it was provided or as at the date (if any) the information was expressed to be given.

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14.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency which, if adversely determined, would be reasonably likely to have a Material Adverse Effect have been started or threatened in writing against Borrower or any of member of the FMI Group.

14.14	Financial statements

a)	Borrower’s Original Financial Statements were prepared in accordance with the Accounting Standards consistently applied.

b)	Borrower’s Original Financial Statements fairly represent its financial condition in all material respects as at the end of the relevant financial year and operations during the relevant financial year.

c)	There has been no material adverse change in Borrower’s business or financial condition (or the business or consolidated financial condition of the FMI Group) since the date of the Original Financial Statements.

14.15	Security interest

Borrower has good title to, has rights in, and the power to transfer each item of the Collateral, free and clear of any and all liens (other than the Permitted Security).

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses granted to its customers in the ordinary course of business, (b) over-the-counter software and other software that is commercially available to the public and (c) open source licenses.

Each Patent other than patent applications, and each patent application, which it owns or purports to own and which is material to Borrower’s business is, to the best of the Borrower’s knowledge, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. No claim has been made to the Borrower in writing alleging that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect on the Borrower’s business.

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14.16	Times when representations made

All the representations and warranties in this Clause 14 (Representations) are made by the Borrower on the date of this Agreement and are deemed to be made by reference to the facts and circumstances then existing on the date of each Utilisation Request and semi-annually on the last Business Day of each calendar semester from the date of this Agreement.

15.	Information undertakings

The undertakings in this Clause 15 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) or any Commitment is in force.

15.1	Monthly financial statements

If not provided under any other agreement with Lender, as soon as available, but no later than 30 (thirty) days after the last day of each month, the Borrower shall supply to the Lender a consolidated balance sheet and income statement covering Borrower’s operations for such month.

15.2	Annual operating budget, financial projections

If not provided under any other agreement with Lender, within the earlier of seven (7) days after approval by Borrower’s board of directors or sixty (60) days after the end of each fiscal year of Borrower, the Borrower shall supply to the Lender (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections.

15.3	Long Range Plan

The Borrower shall promptly supply to the Lender a copy of any updated or amended Long Range Plan of the Borrower promptly following delivery of the final version thereof to Borrower’s board of directors.

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15.4	Annual audited financial statements

If not provided under any other agreement with Lender, the Borrower shall supply to the Lender (electronically as soft copy together with one hard copy) as soon as the same become available, but in any event within (one hundred twenty) 120 calendar days after the end of each of its financial years, its business report, audited annual financial statements, auditor’s report and cash flow statement, prepared in accordance with the Accounting Standards.

15.5	Quarterly compliance certificate

Within thirty (30) days after the last day of each calendar quarter, the Borrower shall supply to the Lender a duly completed compliance certificate substantially in the form as set out in Schedule 4, certifying that as of the end of such month, the Borrower was in full compliance with all of the terms and conditions of this Agreement (in particular that no Default has occurred and is continuing), and setting forth such other information as Lender may reasonably request.

15.6	Information requests

The Borrower shall promptly supply to the Lender such information regarding the Borrower and its Subsidiaries which the Lender may reasonably request under this Agreement, if not provided under any other agreement with Lender. If necessary, the Borrower shall allow the Lender to inspect the Collateral and audit and copy the Borrower’s books; provided, however, that Lender shall not conduct more than one such inspection in any twelve month period unless an Event of Default shall have occurred and be continuing. The foregoing inspections and audits shall be at the Borrower’s expense.

15.7	Legal action notice

The Borrower shall notify the Lender of any legal actions pending or threatened in writing against the Borrower or any of its Subsidiaries that could result in damages or costs to the Borrower or any of its Subsidiaries of, individually or in the aggregate, USD 250,000 (Two Hundred Fifty Thousand Dollars) or more.

15.8	Notification of Event of Default

The Borrower shall notify the Lender promptly upon becoming aware of the occurrence of any Default (and the steps, if any, being taken to remedy it).

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16.	Financial covenants

The undertakings in this Clause 16 (Financial covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) or any Commitment is in force.

16.1	Minimum cash

Borrower shall maintain a minimum balance of USD 25,000,000 of cash and Cash Equivalents at all times.

17.	General undertakings

17.1	Authorisations

The Borrower shall obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents.

17.2	Compliance with laws

The Borrower shall comply in all material respects with all applicable laws, including, without limitation, material environmental laws.

17.3	Disposals

a)	Notwithstanding any other agreement between the Parties and their respective Affiliates, except as permitted under paragraph (b) below, the Borrower shall not, and the Borrower shall ensure that no member of the FMI Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

b)	Paragraph (a) above does not apply to Permitted Disposals.

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17.4	Acquisitions, mergers and joint ventures

a)	Notwithstanding any other agreement between the Parties and their respective Affiliates, the Borrower shall not directly or indirectly:

i)	enter into any single transaction or a series of transactions, whether related or not, to acquire a company, a business or undertaking, or any shares or securities in a company, business or undertaking, or incorporate a company;

ii)	enter into a merger, de-merger, or a transfer of assets and liabilities (Vermögensübertragung) or similar transaction with third parties; or

iii)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture,

b)	Paragraph (a) above shall not apply to Permitted Acquisitions.

17.5	Protection of Intellectual Property

The Borrower shall

a)	use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business;

b)	promptly advise Lender in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to its business;

c)	not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without the Lender’s written consent, unless the Borrower’s board of directors deems it in the best interests of the Borrower to do so; and

d)	take all steps as the Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary to create a Security interest in any Intellectual Property, whether now existing or created in the future, and to ensure that the Lender has the ability in the event of a liquidation of any Security to dispose of such Security in accordance with the Lender’s rights and remedies under the Finance Documents.

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17.6	Litigation cooperation

From the date hereof and continuing through the termination of this Agreement, the Borrower shall make available to the Lender, without expense to the Lender, the Borrower’s books and records, to the extent that Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Lender with respect to any Security interest relating to the Borrower and granted pursuant to the Security Agreements.

17.7	Formation or acquisition of Subsidiaries

Notwithstanding any other agreement between the Parties and their respective Affiliates, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the date of this Agreement, the Borrower shall

a)	provide all shares in any such Subsidiary organized under the laws of any jurisdiction within the United States to Lender as Security and up to 65% of any Subsidiary organized under the laws of any jurisdiction outside of the United States; and

b)	cause any such Subsidiary (other than Excluded Foreign Subsidiaries and Foundation Medicine Securities Corporation) to grant to the Lender the Security interests pursuant to Clause 10 (Security interest) and to accede to the applicable Security Agreements.

17.8	Change of business

The Borrower shall procure that no material change is made to the general nature of the business operations or the commercial structure of the Borrower or of the FMI Group as a whole from that carried on at the date of this Agreement.

17.9	Authorisations

The Borrower shall, and the Borrower shall ensure that each of its Subsidiaries will, maintain all material Authorisations necessary for the conduct of the business of the Borrower and each of its Subsidiaries except where the failure to maintain such Authorisations would not reasonably be expected to result in a Material Adverse Effect.

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17.10	Financial Indebtedness

a)	Except as permitted under paragraph (b) below, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness.

b)	Paragraph (a) above does not apply to any Permitted Financial Indebtedness.

17.11	Loans or credits

a)	Except as permitted under paragraph (b) below, the Borrower shall not grant any loan, credit or other form of interest bearing debt to third parties (which are not members of the FMI Group).

b)	Paragraph (a) above does not apply to advances to Borrower’s employees in respect of travel or other related business expenses in the ordinary course of business consistent with past practice.

17.12	Capital Expenditure

a)	The Borrower shall not make any operating capital expenditures in tangible and intangible assets other than in accordance with the Borrower’s Annual Operating Plan.

17.13	Limitations of dividend payments by the Borrower

c)	The board of directors of the Borrower shall not propose to the shareholders of the Borrower to pay any dividend, be it in cash or in kind.

d)	Paragraph (a) above does not apply to

i)	in the event Borrower files a consolidated, combined, unitary, or similar Tax return with any other person, distributions to such person (including through any intermediate entities) in such amounts and at such times as may be necessary to permit such person to pay any Tax liability of such person directly attributable to the income, assets and activities of Borrower and its Subsidiaries;

ii)	any payments to be made pursuant to the Tax Sharing Agreement.

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17.14	No limitation on dividend payments to Borrower

The Borrower shall not, and the Borrower shall ensure that no member of the FMI Group will, impose any restriction on the ability of any Subsidiary of any member of the Group to distribute dividends directly or indirectly to the Borrower.

17.15	Negative pledge

e)	Except as permitted under paragraph (b) below, the Borrower shall not create or permit to subsist any Security over any of its assets.

f)	Paragraph (a) above does not apply to the Permitted Security.

17.16	Guarantees

The Borrower shall not extend corporate guarantees to third-parties.

17.17	Senior ranking

The Borrower shall ensure that at all times any claims of the Lender against the Borrower under the Finance Documents rank at least senior to the claims of all other Financial Indebtedness of the Borrower except for claims that are mandatorily preferred by law and for claims of the holders of Permitted Financial Indebtedness.

17.18	Tax residency

The Borrower shall remain resident outside Switzerland for Swiss Withholding Tax Purposes.

17.19	Financial statements

The Borrower shall, and the Borrower shall ensure that each member of the FMI Group will, prepare its financial statements in accordance with the Accounting Standards (except, in the case of unaudited financials for the absence of footnotes and year-end audit adjustments).

17.20	No speculative transactions

The Borrower shall not enter into any currency exchange or derivative transactions for speculative purposes only.

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18.	Events of Default

Each of the events or circumstances set out in this Clause 18 (Events of Default) is an Event of Default (save for Clause 18.15 (Acceleration)).

18.1	Non-payment

The Borrower and|or any Guarantor does not pay (a) on the due date any scheduled payment of principal and interest pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable, unless its failure to pay is caused by administrative or technical reasons and payment is made within 3 (three) Business Days of its due date or (b) within five (5) Business Days of the date when due, any other Obligations owing under the Finance Documents.

18.2	Financial covenants

Any requirement of Clause 16 (Financial covenants) is not satisfied.

18.3	Other obligations

The Borrower and|or any Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment) and such default is not cured within thirty (30) days of the earlier of the Borrower becoming aware of such default or receiving written notice of such failure from Lender.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

18.5	Cross default

a)	Any Financial Indebtedness of any member of the FMI Group is not paid when due nor within any originally applicable grace period.

b)	Any Financial Indebtedness of any member of the FMI Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

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c)	Any commitment for any Financial Indebtedness of any member of the FMI Group is cancelled or suspended by a creditor of any member of the FMI Group as a result of an event of default (however described).

d)	No Event of Default will occur under this Clause 18.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than USD 2,000,000 (or its equivalent in any other currency or currencies).

e)	Any reference to Financial Indebtedness under this Clause 18.5 (Cross default) shall not include any indebtedness towards the Lender or any of its Affiliates.

18.6	Insolvency

a)	The Borrower or any Material FMI Group Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

b)	A composition moratorium is declared in respect of any indebtedness of the Borrower or any Material FMI Group Company.

18.7	Insolvency proceedings

a)	The business activities of the Borrower or any Material FMI Group Company are discontinued

b)	Any involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material FMI Group Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material FMI Group Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered.

c)

The Borrower or any Material FMI Group Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy,

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insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this Clause 18.7 (Insolvency proceedings), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material FMI Group Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

d)	The enforcement of any Security over any assets of the Borrower or any Material FMI Group Company, if the value aggregate of such Security exceeds the amount of USD 2,000,000, or any analogous procedure or step is taken in any jurisdiction.

18.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any material portion of the assets having an aggregate value of USD 2,000,000 of

a)	the Borrower; or

b)	any Material FMI Group Company other than the Borrower,

and, in each case, is not discharged within thirty (30) Business Days.

18.9	Judgments and penalties

One or more fines, penalties or final non-appealable judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least USD 1,000,000 (One Million Dollars) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against the Borrower by any Governmental Authority, and the same are not, within twenty (20) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

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18.10	Invalidity or Unenforceability of Finance Documents

Any Finance Document, any rights and remedies granted thereunder or any Security or the ranking of such Security granted under any Finance Document becomes invalid or unenforceable and such invalidity or unenforceability has a Material Adverse Effect (other than, in each case, due to a failure by Lender to take any required action or make any required filing).

18.11	Repudiation

The Borrower repudiates a Finance Document.

18.12	Audit qualification

The relevant auditors materially qualify the audited annual consolidated financial statements of the FMI Group or the audited annual stand-alone financial statements of the Borrower in a manner which materially and adversely affects the interests of the Lender under the Finance Documents.

18.13	Change of Control

A Change of Control occurs.

18.14	Material adverse change

Any event or circumstance occurs which, in the reasonable discretion of the Lender, has a Material Adverse Effect.

18.15	Acceleration

On and at any time after the occurrence and during the continuance of an Event of Default the Lender may by notice to the Borrower:

a)	cancel the Commitments whereupon they shall immediately be cancelled; and|or

b)	declare that all or part of the Loans, together with accrued but unpaid interest, and all other amounts accrued and outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and|or

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c)	declare that all or part of the outstanding Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and|or

d)	enforce any Security granted under the Security Agreements (subject to the applicable terms of the relevant Security Agreements).

19.	Partial payments

a)	If, following the occurrence and during the continuance of an Event of Default, the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement; and

iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

b)	Paragraph (a) above will override any appropriation made by a Borrower.

20.	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

21.	Set-off

The Borrower waives its right to off-set its obligations under the Finance Documents against any claims it may have against the Lender and any of its Affiliates and|or any party acquiring rights under the Finance Documents.

The Lender or any of its Affiliates may set off any matured obligation due from the Borrower or any of its Affiliates under the Finance Documents against any obligation owed by the Lender or any of its Affiliates, respectively, to the Borrower or any of its Affiliates, regardless of the place of payment, booking branch or currency of either obligation and even before the maturity of such obligations.

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22.	Notices

Unless provided otherwise in this Agreement, notices to the Parties under the Finance Documents must be in writing and must be delivered in person, by letter post or overnight mail and shall be communicated as follows:

Notices to the Borrower:	Foundation Medicine, Inc.
attn.: Chief Financial Officer
150 Second Street
Cambridge, MA 02141
United States of America

with a copy to:	Foundation Medicine, Inc.
attn: General Counsel
150 Second Street
Cambridge, MA 02141
United States of America

Notices to the Lender:	Roche Finance Ltd
attn.: Stephan Bohner
Grenzacherstrasse 122
4058 Basel
Switzerland
E-mail: stephan.bohner@roche.com

with a copy to:	F. Hoffmann-La Roche Ltd
Group Legal Department
attn: Dr. Beat Kraehenmann
Grenzacherstrasse 124
4070 Basel
Switzerland
Email: beat.kraehenmann@roche.com

or, in case of changes to the above addresses, to any other address, facsimile number or e-mail address notified at least 5 (five) Business Days prior to the relevant notice.

Notices under the Finance Documents shall be effective upon receipt by the relevant Party or three (3) Business Days after being deposited in the mail, postage prepaid. Each Party may rely on all notices or other communication that it considers authentic and to be given by the person named as author.

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If exchanged electronically, any notice shall be sent solely to such e-mail addresses as set forth herein. The Borrower authorises the Lender to communicate by e-mail and other means of electronic communication.

23.	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid.

24.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

25.	Transfer

a)	The Lender has the right to (i) assign any of its rights, or (ii) transfer any of its rights and obligations under the Finance Documents

ii)	without the consent of the Borrower, if such transfer or assignment is made to an Affiliate of the Lender; and

iii)	with the prior written consent of the Borrower (such consent not to be unreasonably withheld), if such transfer or assignment is made to an unrelated third party.

b)	Upon the occurrence of an Event of Default, the Lender has the right to (i) assign any of its rights, or (ii) transfer any of its rights and obligations under the Finance Documents without the consent of the Borrower irrespective of whether such transfer or assignment is made to an Affiliate of the Lender of an unrelated third party.

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c)	The Borrower may not (i) assign any of its rights, or (ii) transfer any of its rights and obligations under the Finance Documents without the Lender’s prior written consent.

26.	Amendments and waivers

Any term of the Finance Documents may be amended or waived only with the written consent of all Parties.

27.	Confidentiality

Each Party agrees to keep the information in connection with the Finance Documents and the transactions contemplated thereby confidential and any communication by a Party to any third party within Switzerland or abroad in relation to the Finance Documents (but subject to the provisions contained therein) requires the consent of all Parties, except for disclosure in the context of the syndication, a proposed assignment, transfer, hedging or risk sharing, subject to such addressee having agreed to being bound by a confidentiality undertaking or is otherwise bound by requirements of confidentiality, in each case, containing provisions no less restrictive than this Section 27 and where required under applicable laws and regulation or in case of disclosure ordered by governmental authorities (including, without limitation, filings required by the SEC).

28.	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

29.	Jurisdiction

Place of performance as well as the exclusive place of jurisdiction for any disputes arising out of or in connection with this Agreement shall be the City of Zurich.

30.	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

a)	appoints VISCHER AG, Aeschenvorstadt 4, 4051 Basel, Switzerland, as its process agent (Zustellungsdomizil) for purposes of service of process of

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judicial documents pursuant to article 140 of the Swiss Rules of Civil Procedure (Schweizerische Zivilprozessordnung), and as special domicle (Spezialdomizil) pursuant to the Swiss Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) with respect to any Finance Document; and

b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

[Signature pages follow]

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BORROWER:

Foundation Medicine, Inc.

/s/ Michael Pellini	/s/ Jason Ryan
Name: Michael Pellini	Name: Jason Ryan
Function: Chief Executive Officer	Function: Chief Financial Officer

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LENDER:

Roche Finance Ltd

/s/ Beat Kraehenmann	/s/ Andreas Knierzinger
Name: Beat Kraehenmann	Name: Andreas Knierzinger
Function: Authorized Signatory	Function: Authorized Signatory

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SCHEDULE 1

CONDITIONS PRECEDENT

Part 1: Initial Conditions Precedent

1.	Corporate documents:

a)	A copy of the constitutional documents of the Borrower.

b)	A copy of a resolution of the board of directors of the Borrower:

i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party; and

ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.

iii)	authorising a specified person or persons, on its behalf, to sign and|or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and|or despatched by it under or in connection with the Finance Documents to which it is a party.

c)	A certificate of the Borrower, signed by an authorised signatory of the Borrower:

i)	containing a specimen signature of each person authorised to execute the Finance Documents or any document or notice in connection therewith on behalf of the Borrower;

ii)	confirming that each of the representation and warranties in accordance with Clause 14 (Representations) are true, correct, accurate, complete and not misleading as of the date they are given according to the facts and circumstances then existing on those dates;

iii)	confirming that no material adverse change in the financial or business condition of the Borrower and the FMI Group taken as a whole has occurred since the most recent audited financial statements of the Borrower and|or FMI Group; and

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iv)	confirming that each copy document delivered pursuant to 1(a) and 1(b) of this Schedule 1 (Conditions precedent) is correct, complete and in full force and effect.

2.	Finance documents:

a)	A copy of this Agreement, duly executed by the Borrower.

b)	A copy of the Security Agreements, duly executed by the parties thereto.

3.	Other documents and evidence:

a)	Evidence satisfactory to the Lender that the Security interests granted under each Security Agreement have been duly perfected.

b)	Evidence satisfactory to the Lender that any process agent referred to in Clause 30 (Service of Process) has accepted its appointment.

c)	A copy of the Original Financial Statements.

Part 2: Conditions Precedent to Second Tranche

1.	Evidence satisfactory to the Lender that the Borrower has achieved the Second Tranche Milestones.

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SCHEDULE 2

UTILISATION REQUEST

Utilisation Request

From:	Foundation Medicine, Inc.

To:	Roche Finance Ltd
attn: [●]
Grenzacherstrasse 122
4058 Basel
Switzerland

Date:	[Date]

RE: Foundation Medicine, Inc. – Credit Facility Agreement dated August 2, 2016 (the Agreement)

Dear Sirs,

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●]

Account:	[●]

3.	We confirm that each condition specified in Clause 5.3 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

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4.	Reserved.

5.	This Utilisation Request is irrevocable.

Yours faithfully

Foundation Medicine, Inc.

Name:	Name:
Function:	Function:

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SCHEDULE 3

GROUP STRUCTURE

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SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

From:	Foundation Medicine, Inc.

To:	Roche Finance Ltd
attn: [●]
Grenzacherstrasse 122
4058 Basel
Switzerland

Date:	[Date]

RE: Foundation Medicine, Inc. – Credit Facility Agreement dated August 2, 2016 (the Agreement)

Dear Sirs,

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [date], we are in full compliance with all of the terms and conditions of the Agreement (in particular that no Default has occurred and is continuing).

Foundation Medicine, Inc.

Name:	Name:
Function:	Function:

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